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                                    EXHIBIT
                                       5
                     Opinion and consent of John Valencia
 opining as to actuarial matters pertaining to the securities being registered.

[MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY LETTERHEAD]


April 24, 1998


Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, Massachusetts 06154

Dear Sirs/Madame:

This opinion is furnished in connection with Post-Effective Amendment Number 1 to Registration Statement 333-22557 for Massachusetts Mutual Life Insurance Company's Variable Rider to Group Flexible Premium Adjustable Life Insurance Certificate (the "Policy"). The prospectus included in the Post-Effective Amendment Number 1 describes the Policies.

I am familiar with the forms of the Policies and the prospectus.

In my opinion, the illustrations of death benefits and cash values included in the Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy and the group flexible premium adjustable life insurance certificate (the "Certificate") which the Policy amends. The rate structure of the Policy (and the Certificate) has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of the Policy for a person age 45 than to prospective purchasers of Policies for people at other ages or underwriting classes.

I hereby consent to the use of this opinion as an exhibit to this amendment to Post-Effective Amendment Number 1 to Registration Statement No. 333-22557, and to the reference of my name under the heading "Experts" in the prospectus.

Sincerely,

/s/ JOHN VALENCIA
------------------
John Valencia, FSA, MAAA
Assistant Vice President


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